UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2019

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

(310) 447-3870

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2018, Entravision Communications Corporation (the “Company”) announced the decision of Mario M. Carrera to resign as the Company’s Chief Revenue Officer, to be effective as of a date to be mutually agreed with the Company.  On January 4, 2019, the Company entered into a Separation and Services Agreement with Mr. Carrera (the “Separation Agreement”) in connection with Mr. Carrera’s resignation as Chief Revenue Officer, which resignation was effective as of January 2, 2019. Pursuant to the Separation Agreement, Mr. Carrera will serve as a consultant to the Company until April 2, 2019. The Separation Agreement provides that Mr. Carrera shall be entitled to receive: (i) a discretionary bonus for calendar year 2018 in an amount to be determined in the discretion of the Company and the Compensation Committee of the Company’s Board of Directors, and consistent with the terms of Mr. Carrera’s previously-existing employment agreement with the Company; (ii) the vesting of 37,500 restricted stock units previously granted to Mr. Carrera; (iii) payments in an aggregate amount equal to $131,325, payable in three equal monthly installments; (iv) payment by the Company of the costs of COBRA benefits for which Mr. Carrera is eligible through December 31, 2019; and (v) reimbursement of reasonable relocation expenses in an amount up to $8,000. In addition, pursuant to the Separation Agreement, Mr. Carrera provided the Company with a general release and agreed to certain confidentiality, non-solicitation, non-competition and other covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION
Date: January 4, 2019	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer